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                            ENTERTAINMENT PROPERTIES TRUST
                              ANNUAL INCENTIVE PROGRAM


          1. GENERAL. The purposes of Entertainment Properties Trust Annual Incentive Program (the "Program") are to attract and retain highly-qualified executives by providing appropriate performance-based incentive awards. Entertainment Properties Trust (the "Company") intends that certain performance-based compensation under the Program will qualify for a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to certain Covered Employees. The Program will be effective __________ __, 1997, subject to approval by the Company's shareholders as of such date.

          2.   DEFINITIONS.

               (a) "Award" shall mean an annual incentive award granted pursuant to the Program, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Program Year, unless otherwise determined by the Committee.

               (b)  "Board" shall mean the Board of Trustees of the Company.

               (c) "Committee" shall mean the Board, unless and until the Board shall establish the Compensation Committee of the Board.

               (d) "Common Share" shall mean the common shares of beneficial interest, $0.01 par value per share, of the Company.

               (e)  "Covered Employee" shall have the meaning set forth in
Section 162(m)(3) of the Code.

               (f) "Fair Market Value" per share as of a particular date shall mean the last reported sale price (on the day immediately preceding such date of the Common Shares on the New York Stock Exchange (or any other exchange or national market system upon which price quotations for the Company's Common Shares are regularly available).

               (g) "Participant" shall mean, for any Program Year, a key employee of the Company or a Subsidiary who has been designated by the Committee to participate in the Program for such year. If a key employee becomes a Participant other than at the beginning of a Program Year, the Committee may establish a target


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Award for such Participant and such Participant shall be eligible to earn a prorated Award for such year.

               (h) "Performance Goals" shall mean the criteria and objectives which must be met during the Program
Year as a condition of the Participant's receipt of payment with respect to an Award, as described in Section 3 hereof.

               (i) "Program Year" shall mean the period beginning on August 22, 1997 and ending on December 31, 1997 and each calendar year thereafter.

               (j) "Subsidiary" shall mean any subsidiary of the Company which has been approved for participation in the Program by the Committee so that its executives may be selected for participation in the Program.

          3. PERFORMANCE GOALS. (a) Performance Goals for each Program Year shall be established by the Committee not later than the latest permissible date under Section 162(m) of the Code. Performance Goals may be expressed in terms of one or more of the following: revenue, revenue growth, EBITDA, EBITDA growth, Funds from Operations, Funds from Operations per share and per share growth, Cash Available For Distributions, Cash Available For Distribution per share and per share growth, net earnings, earnings per share, earnings per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, attainment of expense levels, and implementation or completion of critical projects. In the case of Participants who are not Covered Employees, Performance Goals may be based on such other financial or individual goals as the Committee may establish.

               (b) In the case of Covered Employees, the Committee shall establish Performance Goals which state, in terms of an objective formula or standard, the method for computing the amount of compensation payable if the goal is attained and which otherwise satisfy the requirements of Section 162(m) of the Code, so that the Awards paid if the Performance Goals are attained will be fully deductible by the Company.

               (c) With respect to corporate and individual Performance Goals, the Committee shall specify a minimum level of performance below which no Award will be paid for attainment of corporate or individual objectives. The Committee shall also specify the levels of corporate performance at which the target and maximum Award will be earned for attainment of corporate and
individual objectives.   The Performance Goals established by the Committee may
(but need not) be different for each Program Year and different Performance Goals may apply to different Participants.


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               For purposes of certain of the Performance Goals established under Section 3(a) above:

                   (i) "Cash Available for Distribution" for any Program year shall mean Funds from Operations plus amortization and minus capital expenditures and principal payments on indebtedness.

                   (ii) "EBITDA" for any Program Year shall mean earnings before interest, taxes, depreciation and amortization.

                   (iii) "Funds from Operations" for any Program Year shall mean net earnings (loss) (computed in accordance with GAAP), excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

                   (iv) "GAAP" shall mean generally accepted accounting principles, as in effect from time to time.

                   (v) Measurement of Funds from Operations shall be determined in accordance with the Company's audited financial statements and generally accepted accounting principles as reported by the Company's independent accountants.

                   (vi) Notwithstanding any other provision of the Program, in determining whether Performance Goals have been achieved for any Participant who is not a Covered Employee, the Committee may exclude items it deems to be extraordinary, nonrecurring items, regardless of whether such items are excludable or otherwise dealt with under GAAP.

            4.     AWARDS.

              (a) IN GENERAL. For the Program Year commencing in 1998 and each subsequent Program Year, the Committee shall, no later than the time specified in Section 3(a) hereof, determine the Participants and specify the Performance Goals applicable to such Participants for such Program Year and the extent to which target Awards will be increased or decreased for attainment of Performance Goals that are above or below target. Unless otherwise provided by the Committee in its discretion in connection with termination of employment, payment of an Award for a particular Program Year shall be made only if and to the extent the Performance Goals with respect to such Program Year are attained and only if the Participant is employed by the Company or one of its subsidiaries on the last day of such Program Year.


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              (b)  DISCRETIONARY ADJUSTMENTS.  The Committee may, taking into account such factors as it deems relevant, increase or decrease the amount payable to any Participant as a result of the level of performance attained relative to corporate Performance Goals for the Program Year, but shall not increase the amount payable to any Covered Employee.

              (c) LIMITATION ON AWARDS. Notwithstanding anything to the contrary contained in this Program, the maximum Award which may be earned by any Participant under the Program in respect of any Program Year shall not exceed 60% of the Participant's base salary payable with respect to the calendar year in which such Program Year commences; PROVIDED, HOWEVER, that such amount shall not exceed $300,000.

              (d) TIME OF PAYMENT. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Section 4 shall be made no later than 90 days after the end of the Program Year. In the case of Covered Employees, unless otherwise determined by the Committee in connection with termination of employment, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee. In all other cases, such payments shall be made only if approved by the Committee in accordance with the provisions of the Program.

              (e) FORM OF PAYMENT. Payment of each Participant's Award for any Program Year shall be made in cash, less the appropriate withholding taxes as set forth in Section 6(c). Notwithstanding the foregoing, the Participant may elect to receive his Award in Common Shares, having a Fair Market Value equal to that of the Award, less the appropriate withholding taxes as set forth in Section 6(c).

            5. ADMINISTRATION. The Program shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, to administer the Program and to exercise all the powers and authorities either specifically granted to it under the Program or necessary or advisable in the administration of the Program, including, without limitation, (i) to grant Awards, (ii) to determine the persons to whom and the time or times at which Awards shall be granted, (iii) to determine the terms, conditions, restrictions and Performance Goals relating to any Award, (iv) to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles, (v) to make discretionary adjustments in the amounts payable upon attainment of Performance Goals, (vi) to construe and interpret the Program, (vii) to prescribe, amend and rescind rules and regulations relating to the Program, and (viii) to make all other determinations deemed necessary or advisable for the administration of the Program; PROVIDED, HOWEVER, that the Committee may in no event exercise its discretion with respect to matters pertaining


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to Covered Employees in a manner that would cause Awards awarded under the
Program not to qualify as performance-based compensation for purposes of Section 162(m) of the Code and the regulations thereunder.

            The Committee, if appointed by the Board, shall consist of two or more persons each of whom is an "outside director" within the meaning of
Section 162(m) of the Code. The Committee may delegate to one or more of its members or one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Program. All decisions, determinations and interpretations of the Committee, including, without limitation, decisions as to an employee's selection as a Participant, whether individual or corporate Performance Goals have been attained and the amount of Award to which the Participant is entitled, shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Program from or through any Participants) and any shareholder. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Program or any Award granted hereunder.

            6.     MISCELLANEOUS.

              (a) GOVERNMENTAL COMPLIANCE. The Program and the granting of Awards, and other obligations of the Company under the Program shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

              (b) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Program or in any Award granted shall confer upon any Participant the right to continue in the employ of the Company or any of its subsidiaries or to be entitled to any remuneration or benefits not set forth in the Program or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

              (c) WITHHOLDING TAXES. The Company or subsidiary employing any Participant shall deduct from all payments and distributions under the Program any taxes required to be withheld by federal, state or local or other governmental authority.

              (d) AMENDMENT AND TERMINATION OF THE PROGRAM. The Board may at any time and from time to time alter, amend, suspend, or terminate the Program in whole or in part; PROVIDED, HOWEVER, that no amendment which requires shareholder approval in order for the Program to continue to comply with Section 162(m) of the Code as it relates to Covered Employees shall be effective unless the same shall be


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approved by the requisite vote of the shareholders of the Company.
Notwithstanding the foregoing, no amendment shall adversely affect the right of any Participant, without such Participant's consent, to receive an Award theretofore granted under the Program or, once a Participant has been notified of his selection as a Participant and of the amount of his target Award for a Program Year, to have his right to receive an Award be determined in accordance with the provisions of the Program as in effect immediately prior to such amendment.

              (e) PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Program, and there is no obligation for uniformity of treatment among Participants.

              (f) DESIGNATION OF BENEFICIARY. A Participant may designate a beneficiary or beneficiaries who shall receive payment of any Award earned under the Program in the event of the Participant's death prior to payment. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing signed by the Participant and received by the Secretary of the Company.

              (g) GOVERNING LAW. The Program and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Missouri without giving effect to the choices of law principles thereof.

            7. TERM. No Award may be granted under the Program with respect to any Program Year after the Program Year commencing in 2002.

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